Exhibit 99.1

Antero Midstream GP LP NYSE:AMGP

M&A Call

Tuesday, October 09, 2018 4:00 PM GMT

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Contents

Table of Contents

Call Participants	3

Presentation	4

Question and Answer	9

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ANTERO MIDSTREAM GP LP M&A CALL - PRELIMINARY COPY | OCT 09, 2018

Call Participants

EXECUTIVES

Glen C. Warren

President, Secretary & Director of
Antero Midstream Partners GP LLC
Antero Midstream Partners LP

Michael N. Kennedy

CFO & Senior VP of Finance

Antero Midstream GP LP

Paul M. Rady

Chairman & CEO

Antero Midstream GP LP

ANALYSTS

Holly Meredith Barrett Stewart
Scotia Howard Weil, Research
Division

Raymond Leong

SunTrust Robinson Humphrey,

Inc., Research Division

Sean M. Sneeden

Guggenheim Securities, LLC,
Research Division

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ANTERO MIDSTREAM GP LP M&A CALL - PRELIMINARY COPY | OCT 09, 2018

Presentation

Operator

Good morning, and welcome to the Antero Resources Investor Conference Call. [Operator Instructions] Please note, today’s event is being recorded.

I would now like to turn the conference over to Michael Kennedy, Senior Vice President of Finance. Please go ahead, sir.

Michael N. Kennedy

CFO & Senior VP of Finance

Thank you for joining us for AR’s Investor Conference Call to discuss our simplification transaction and share repurchase announcement. We’ll spend a few minutes going through transaction highlights, and then we’ll open it up for Q&A.

I would also like to directly to the homepage of our website at www.anteroresources.com, where we have provided a separate call presentation that we will review during today’s call as well as a supplemental presentation on natural gas liquids.

Before we start our comments, I’d first like to remind you that during this call, Antero management will make forward-looking statements. Such statements are based on our current judgments regarding factors that will impact the future performance of Antero Resources, Antero Midstream and AMGP, and are subject to a number of risks and uncertainties, many of which are beyond Antero’s control. Actual outcomes and results could materially differ from what’s expressed, implied or forecast in such statements.

Today’s call may also contains certain non-GAAP financial measures. Please refer to our earnings press release for important disclosures regarding such measures, including reconciliations to the most comparable GAAP financial measures.

Joining me on the call today are Paul Rady, Chairman and CEO of Antero Resources; and Glen Warren, President and CFO of Antero Resources. Throughout the call, Paul, Glen and I will be discussing details of today’s announcement.

With that, I will now turn the call over to Paul.

Paul M. Rady
Chairman & CEO

Thanks, Mike, and thank you to everyone for listening in to the call today. I’ll begin my comments today with the transaction summary and how the midstream simplification benefits AR. We will move on to a discussion of the share repurchase program we announced this morning and conclude with commentary on natural gas liquids, given the substantial movement in prices over the last few months.

Before getting into the numerous merits of the transaction, I want to highlight the key objectives for the special committee on Slide #4, titled, Special Committee Process Objectives.

When we tasked our special committee with evaluating potential transactions and alternatives among the Antero family, we focused on 5 key objectives. The first was evaluating an accelerated timeframe to return capital to shareholders.

Our second objective was to align the interests of management, our private equity sponsors and all of our equity holders to address the perceived conflict of interest across the shareholder base.

The third objective was to simplify the current corporate structure in order to unlock shareholder value and appeal to a broader base of investors.

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ANTERO MIDSTREAM GP LP M&A CALL - PRELIMINARY COPY | OCT 09, 2018

Fourth was achieving a Win-Win-Win across the Antero family. We did not believe there was an entity that was disadvantaged or in a position of weakness. So for that reason, any transaction had to improve the financial profile and deliver accretion to all entities.

Lastly, we wanted to maintain our integrated strategy of the upstream and midstream business. We strongly believe in the tangibles and intangible benefits of owning the midstream business and the value of the integrated model.

Our vision and long-term strategy remains unchanged, and we believe this is the best way to create value and deliver it to our upstream and midstream shareholders.

Glen will now discuss the details of today’s announcement.

Glen C. Warren

President, Secretary & Director of Antero Midstream Partners GP LLC

Thanks, Paul. Let’s turn to Slide #5, titled, AR strategic announcement. We are pleased to announce that we have completed the special committee process. The results of the process is a midstream simplification transaction, where AMGP will acquire AM in a cash and stock transaction and eliminate the IDRs. We will discuss the details on how it impacts AR in a moment, but we believe this transaction creates a best-in-class Appalachian Midstream Corporation in the most tax efficient and investor-preferred structure.

Additionally, AR announced its $600 million share buyback program to be completed over the next 12 to 18 months, which is expected to be fully funded by a combination of proceeds from the simplification transaction and expected free cash flow to be generated over that time period, starting in the fourth quarter of this year.

Importantly, the share program is predicated on our standalone leverage being maintained at or below 2.25x by year-end 2018 and at or below 2.0x by year-end 2019.

Now to get into the details of the midstream transaction, I’ll direct you to Slide #6, titled, Midstream Simplification Transaction Overview.

AMGP is acquiring all of the outstanding public AM units, including units owned by AR. AR will receive all-in consideration of 1.78 AMGP shares or $30.43 per AM unit based on yesterday’s closing price. AR will receive approximately $300 million plus 1.6023 shares of New AM, subject to proration to ensure that the aggregate amount of cash consideration paid to all AM unitholders equals $598 million. That’s the cash pool.

The simplification transaction eliminates the ADRs, and represents a 3% premium to AR based on yesterday’s close at 15% premium to the unaffected prize prior to the formation of the special committee in February.

A new entity, which will be renamed Antero Midstream Corporation, or New AM, will be treated as a corporation for both tax and government’s purposes, meaningfully improving shareholder rights and voting power. The transaction is taxable to all AM unitholders, resulting in New AM receiving a benefit of a tax basis step up which will shield future corporate level taxes for New AM.

Cash taxes at the AR level are shielded to the use of its $3 billion of NOLs as of year end last year. Even with the utilization of NOLs, AR does not expect to change its prior outlook as a noncash taxpayer over its long-term forecast. New AM is also not expected to pay material corporate level taxes through at least the year 2024.

This tax efficiency is key to the transaction, as it allow for the accretion to both parties and enabled New AM to target a dividend policy that keeps AR whole on the existing distribution targets on a per unit basis through the year 2022. The transaction is subject to a majority and minority vote, and is expected to close in the first quarter of 2019.

Slide #7, titled, Antero Simplified Pro Forma Structure, portrays the current Antero family corporate structure on the left-hand side of the page and the pro forma structure on the right. This transaction

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ANTERO MIDSTREAM GP LP M&A CALL - PRELIMINARY COPY | OCT 09, 2018

simplifies Antero’s corporate structure into 1 upstream and 1 midstream entity, both structured as C-corps.

Importantly, through this transaction, we have aligned the ownership of sponsors and management in Antero Resources, each owning the same security in New AM.

As cofounders with a significant ownership, we will remain highly aligned with both our upstream and midstream investors, and we’ll continue to operate the business with our proven integrated strategy and the long-term vision.

Moving to Slide #8, titled, New AM, same cash distribution targets. New AM will target a dividend of $1.24 per share in 2019. Using the $1.24 per share in 2019, multiplied by the AR unitholder exchange ratio of 1.776x, results in a distribution to AR of $2.21 per unit, the same as AM’s previously communicated status quo 2019 distribution target of $2.21 per unit.

In 2020, New AM will continue to target distribution growth of 28% to 30% and then year-over-year distribution growth remains the same at 20% above 2021 and 2022.

The cash consideration from the transaction, along with the dividend policy, keeps AR whole on all of the previously communicated distribution targets and year-over-year growth rates at AM.

Additionally, Antero Midstream will target an increased Bcf coverage ratio of 1.2x to 1.3x to maintain financial flexibility and for further delevering into the low $0. range, which is the same 2022 leverage target at status quo AM.

Turning to Slide #9, titled, Share Repurchase Program Details. The AM board has approved an initial $600 million share repurchase program, which represents over 10% of shares outstanding based on yesterday’s closing price. The program is expected to commence in the fourth quarter of 2018, and is authorized over the next 12 to 18 months, providing the flexibility to be opportunistic with respect to market conditions.

The program is expected to be fully funded through a combination of at least $300 million of cash proceeds from the midstream simplification transaction and from a portion of the expected free cash flow generation over the next 12 to 18 months.

It is important to note that we will maintain a disciplined approach and be opportunistic about buying back shares, as our balance sheet remains the top priority, with standalone leverage expected to be at or below 2.25x by year-end 2018, and that’s closing some share repurchase and at or below 2x by year 2019 with the same, which is in line with our prior targets.

Slide number 10, titled, Share Repurchase Program Funding, provides a summary of this fully funded program.

Directing you to Slide #11, titled, Compounding Leverage to Improving NGL Prices. I want to briefly discuss our leverage to liquids pricing, as it serves as a key driver in our ability to generate free cash flow.

As depicted with the green bars, Antero’s C3+ NGL production has increased by approximately 84% from 2015, which translates to a 22% CAGR. Over the same period, C3+ NGL prices have improved by 94%. The combination of significant NGL production growth with increasing liquids pricing, results in compounding exposure to improving NGL prices.

As you can see, on Slide #12, titled, Leader in leverage to NGL prices. Based on 2018 consensus estimates, Antero is at the top NGL producer in the U.S. With NGL’s accounting for a 33% of pre-hedge commodity revenue, AR currently delivers the highest exposure to rising NGL prices among top producers.

Before I review the substantial revenue uplift from liquids that AR is positioned for, I wanted to remind everyone that these liquid slides being reviewed today are a subset of a new more comprehensive liquids presentation that we uploaded to our website today that details our premier liquids plan and platform.

Slide #13, titled, Powerful C3+ NGL Pricing Upside Exposure, details this compounded pricing leverage and how it drives cash flow growth. The chart illustrates the impact on C3+ NGL revenue for the second half of

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ANTERO MIDSTREAM GP LP M&A CALL - PRELIMINARY COPY | OCT 09, 2018

2018 and 2019, with respect to increased volumes, improved prices and pricing uplifts from a Mariner East 2 commitments.

As shown on the chart, every $5 per barrel change in NGL prices is expected to generate an incremental $170 million in revenue. Based on the current strip prices and approximately 20% production growth, this translates to incremental 2019 revenue of $330 million to $500 million as compared to 2018.

Similarly, on Slide # 14, titled, Antero’s Ethane Exposure All Upside, for trades Antero’s exposure to ethene pricing upside using stripped pricing and assuming 20% production growth in 2018, every $0.10 a gallon increase in ethene price translates to approximately $40 million in incremental revenue. Based on strip prices and expected ethene volume growth, this projects to approximately $100 million of incremental revenue in 2019 relative to 2018 from ethene alone.

Given these liquids pricing tailwinds, it is important to highlight that Antero offers substantial liquids scale and exposure to improving prices at a discounted value.

As you can see, on Slide #15, titled, Antero’s Liquid Scale At Attractive Value, Antero’s liquid scale, inclusive of ethane, C3+ and oil for both production and revenue compares favorably to that of well-known Permian operators, as shown in the chart on the left.

With Antero being the only producer that trades at or below 5x despite its growth and scale, the chart on the right highlights the significant valuation disconnect between Antero and these producers.

The aforementioned exposure to strong NGL prices, combined with tremendous production growth in the second half of 2015, are focused on operating efficiencies and capital discipline has brought Antero to an inflection point. Antero standalone free cash flow profile is outlined on Slide #16, titled, near term free cash flow inflection point.

As highlighted by the yellow arrow, Antero is in an inflection point with sustained free cash flow generation beginning this quarter, the fourth quarter of 2018.

During 2019, we expect to generate at least $500 million in free cash flow, which will be used in parts to opportunistically return capital to shareholders through the announced share repurchase program.

Over the next 4-year period, we anticipate free cash flow of $1.6 billion based on year-end 2017 prices and the 5-year drilling and completion capital forecast.

Slide #17, titled, Capital Discipline Leads to Free Cash Flow, further illustrates our commitment to sustain free cash flow generation through capital discipline. With a 48% reduction in drilling and completion capital, and a 15-rig reduction since 2014, we’ve been able to close the gap on outspend versus free cash flow. Now that we have reached an inflection point, our future capital budgets and rig programs are designed to be measured and consistently within cash flow.

Staying on the topic of financial discipline, Slide #18 titled, financially discipline repurchase program emphasizes our priority to reduce our standalone net debt to EBITDAX multiple to add or below 2.25x by year-end 2018 and at or below 2x by year end 2019. With the discipline leverage parameters in place, AR has a potential to return $3 billion to $3.5 billion of capital over the next 4 years, which represents 50% to 60% of AR’s current market cap based on current prices.

Looking at only the approved 18-month share repurchase time period, we have the capacity to return upwards of $1.3 billion, while maintaining leverage at or below 2x. We continued to differentiate ourselves by executing on our long-term strategy. We remain committed to creating value for our shareholders by focusing on our extensive liquids-rich inventory and delivering on our long-term targets, including a declining leverage profile to add or below 2x by the end of next year.

As shown on slide # 19, titled, Antero Profile to Drive Multiple Expansion, this momentum will place Antero in an elite group of just 5 other E&P companies that have scale, double-digit production growth, low leverage and generate free cash flow, all of them traded premium multiple valuations relative to Antero.

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ANTERO MIDSTREAM GP LP M&A CALL - PRELIMINARY COPY | OCT 09, 2018

Given the steep valuation discounts to our peers, we believe share repurchases are an extremely attractive use of our projected free cash flow.

Now, turning to Slide 20, titled, Simplification Transaction Highlights and Benefits to AR. Today’s announcement provides significant benefits to AR’s long-term outlook.

First, AR will receive at least $300 million of cash from the midstream simplification to fund a portion of the share repurchase and delevering program.

Secondly, the elimination of the IDR’s, along with AR’s ownership of the same midterm security as the sponsors and management addresses the perceived misalignment of shareholder interests.

Third, the creation of a midstream C-corp will broaden investor base and improve stock liquidity. Lastly, AR will maintain its integrated strategy as the largest shareholder of Antero Midstream, with a 31% pro forma ownership, which we believe is a key competitive advantage.

With that, operator, let’s open the lines for questions.

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ANTERO MIDSTREAM GP LP M&A CALL - PRELIMINARY COPY | OCT 09, 2018

Question and Answer

Operator

[Operator Instructions] And today’s first question comes from Holly Stewart of Scotia.

Holly Meredith Barrett Stewart
Scotia Howard Weil, Research Division

Maybe first, Paul, just thinking about how this changes kind of the midstream, the changes to the midstream structure, how this could change your kind of long-term ownership thoughts of midstream?

Paul M. Rady
Chairman & CEO

Well, there’s really no change in the sense that really gives AR a good competitive advantage to be so integrated with AM, and with just in time capital and so on. So it doesn’t change its long-term. We do feel that AR will continue to hold a significant ownership in AM.

Holly Meredith Barrett Stewart
Scotia Howard Weil, Research Division

Okay, great. And then maybe just a follow-up to that. I guess, maybe Glen, if you could remind us what level of ownership? And maybe the exchange of that level of ownership that you have to have to keep it consolidated?

Glen C. Warren

President, Secretary & Director of Antero Midstream Partners GP LLC

Yes, consolidation is not really driven by the ownership level here. It’s from accounting standpoint, it’s really driven by the contract situation between AR and AM. So AM is essentially sole provider for AR and vice versa. So the contracts are long-term contracts, employees and AM doesn’t have a lot of third-party business at this point. So that’s really the key driver. I think that longer term, if AM have quite a bit more third party business, that would be a driver towards the consolidation. but 100% ownership.

Holly Meredith Barrett Stewart
Scotia Howard Weil, Research Division

Just trying to make sure this change in structure didn’t change that at all. Okay, great. Maybe since you guys pointed out the NGL exposure, can you just talk about a little bit about kind of where you stand currently on recovery versus rejection of ethane?

Paul M. Rady
Chairman & CEO

Yes. So today, we’re recovering between 40,000 and 43,000 barrels a day of ethane. We have about that DF space. We have a new DF that’s coming on within next month, it gives us at least 20,000 barrels a day to recover, and so we’ll probably climb at ethane recovery. Meantime, we are rejecting about 85,000 barrels a day of ethane, and leaving it in the gas stream. So we will be recovering more the frac spread, of course, has improved dramatically for the equivalent that of our DF or ethane. So we do see more recovery in our future. And there are successive DFs that are being built for us at Sherwood and our a new processing complex at Smith Berg. So I think as long as frac spread stays strong for our ethane, we’ll continue to climb in our ethane recoveries.

Holly Meredith Barrett Stewart
Scotia Howard Weil, Research Division

Great. And then maybe just one final one for me. Can you just tell us where you stand or where the project, I guess, stands right now for AMGP? And those volumes are starting to move?

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ANTERO MIDSTREAM GP LP M&A CALL - PRELIMINARY COPY | OCT 09, 2018

Michael N. Kennedy

CFO & Senior VP of Finance

ME2 is almost there. As you’re probably aware, they have an improved workaround for that very short segments that we are delaying in the Philadelphia area. So energy transfer has forecast November 1 opening for ME2, and we can see the light, we can see the reasonings. So we support that, and we’re planning for to increase with that, we’ll be rather than selling our C3+, enter into the [indiscernible] market or reeling it into other destinations will be moving at least 50,000 barrels a day of C3+ through ME2 for international export beginning in early November.

Operator

And our next question comes from Sean Sneeden of Guggenheim.

Sean M. Sneeden

Guggenheim Securities, LLC, Research Division

Glen, maybe for you. Can you talk a little bit about how you wait a trade-off between debt or leverage reduction in share buybacks since you kind of go through the plan that you guys have articulated here.

Glen C. Warren

President, Secretary & Director of Antero Midstream Partners GP LLC

Yes. I would say that the bias towards leverage reduction in the near term, we are in a great trajectory for investment grade here before too long, and we want to stay on that trajectory. We are at just a nice inflection point with free cash flow coming in and very much driven by liquids prices and our exposure to liquids. It puts us in a great position to be balanced and to be able to repurchase shares opportunistically but first and foremost, continued to delever.

Raymond Leong

SunTrust Robinson Humphrey, Inc., Research Division

And that’s helpful. I guess, is there a point that you feel extraordinary really comfortable in terms of leverage like a 1.5x number? Or how do you guys kind of think about the trajectory there?

Glen C. Warren

President, Secretary & Director of Antero Midstream Partners GP LLC

I think under 2x. That’s why we set that threshold level where we plan to repurchase shares if leverage next year is looking to end up 2x or more, we’ll not be repurchasing shares. But I think you can see from our forecast that we expected to be well below that. So it’s quite a buffer there, assuming commodity prices to both repurchase shares and delever. I think you’re right, that the 1.5x to 2x is a nice target for an entity of our size.

Sean M. Sneeden

Guggenheim Securities, LLC, Research Division

Got it. That make sense. Let me just, lastly, when you think about the strategy formulated out at Analyst Day and you kind of compare that to how you think about the post simplification world, this of the trajectory towards investment grade look accelerated at this point? Or how are you guys thinking about that plan?

Glen C. Warren

President, Secretary & Director of Antero Midstream Partners GP LLC

I think it’s pretty similar because it’s a time — or in commodity prices last year, you have quite a backwardation in NGL prices and the starting point was lower. So you have quite a run in NGL’s while C3+, it’s about — makes up about 33% of our revenues. We also have ethane exposures whilst, in oil production now up in the 10,000-barrel plus per day range. So you have quite a liquids contribution that’s up in that 40% range now and climbing. We expect that with the current forecast to climb up towards 50% of

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ANTERO MIDSTREAM GP LP M&A CALL - PRELIMINARY COPY | OCT 09, 2018

revenue here over the next year or 2. So I’d say, we’re in a stronger position overall in terms of being able to both delever and to repurchase shares.

Operator

And ladies and gentlemen, this concludes the question-and-answer session. Like to turn the conference over to Mr. Kennedy for concluding remarks.

Michael N. Kennedy

CFO & Senior VP of Finance

I want to thank everyone for participating in our conference call today. If anyone has any further questions, please feel free to reach out. Thanks, again.

Operator

And thank you, sir. Today’s conference has now concluded. We thank you all for attending today’s presentation. You may now disconnect your lines, and have a wonderful day.

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ANTERO MIDSTREAM GP LP M&A CALL - PRELIMINARY COPY | OCT 09, 2018

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NO OFFER OR SOLICITATION

This communication relates to a proposed business combination transaction (the “Transaction”) AM and AMGP. This communication is for informational purposes only and does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval, in any jurisdiction, pursuant to the Transaction or otherwise, nor shall there be any sale, issuance, exchange or transfer of the securities referred to in this document in any jurisdiction in contravention of applicable law. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

IMPORTANT ADDITIONAL INFORMATION

In connection with the Transaction, AMGP will file with the U.S. Securities and Exchange Commission (“SEC”) a registration statement on Form S-4, that will include a joint proxy statement of AM and AMGP and a prospectus of AMGP. The Transaction will be submitted to AM’s unitholders and AMGP’s shareholders for their consideration. AM and AMGP may also file other documents with the SEC regarding the Transaction. The definitive joint proxy statement/prospectus will be sent to the shareholders of AMGP and unitholders of AM. This document is not a substitute for the registration statement and joint proxy statement/prospectus that will be filed with the SEC or any other documents that AMGP or AM may file with the SEC or send to shareholders of AMGP or unitholders of AM in connection with the Transaction. INVESTORS AND SECURITY HOLDERS OF ANTERO MIDSTREAM AND AMGP ARE URGED TO READ THE REGISTRATION STATEMENT AND THE JOINT PROXY STATEMENT/PROSPECTUS REGARDING THE TRANSACTION WHEN IT BECOMES AVAILABLE AND ALL OTHER RELEVANT DOCUMENTS THAT ARE FILED OR WILL BE FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THESE DOCUMENTS, CAREFULLY AND IN THEIR ENTIRETY BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE TRANSACTION AND RELATED MATTERS.

Investors and security holders will be able to obtain free copies of the registration statement and the joint proxy statement/prospectus (when available) and all other documents filed or that will be filed with the SEC by AMGP or AM through the website maintained by the SEC at http://www.sec.gov. Copies of documents filed with the SEC by AM will be made available free of charge on AM’s website at http://investors.anteromidstream.com/investor-relations/AM, under the heading “SEC Filings,” or by directing a request to Investor Relations, Antero Midstream Partners LP, 1615 Wynkoop Street, Denver, Colorado 75219, Tel. No. (303) 357-7310. Copies of documents filed with the SEC by AMGP will be made available free of charge on AMGP’s website at http://investors.anteromidstreamgp.com/Investor-Relations/AMGP or by directing a request to Investor Relations, Antero Midstream GP LP, 1615 Wynkoop Street, Denver, Colorado 75219, Tel. No. (303) 357-7310.

PARTICIPANTS IN THE SOLICITATION

AMGP, AM, AR and the directors and executive officers of AMGP and AM’s respective general partners and of AR may be deemed to be participants in the solicitation of proxies in respect to the Transaction.

Information regarding the directors and executive officers of AM’s general partner is contained in AM’s 2018 Annual Report on Form 10-K filed with the SEC on February 13, 2018, and certain of its Current Reports on Form 8-K. You can obtain a free copy of this document at the SEC’s website at http://www.sec.gov or by accessing AM’s website at http://www.anteromidstream.com. Information regarding the executive officers and directors of AMGP’s general partner is contained in AMGP’s 2018 Annual Report on Form 10-K filed with the SEC on February 13, 2018 and certain of its Current Reports on Form 8-K. You can obtain a free copy of this document at the SEC’s website at www.sec.gov or by accessing the AMGP’s website at http://www.anteromidstream.com. Information regarding the executive officers and directors of AR is contained in AR’s 2018 Annual Report on Form 10-K filed with the SEC on February 13, 2018 and certain of its Current Reports on Form 8-K. You can obtain a free copy of this document at the SEC’s website at www.sec.gov or by accessing the AMGP’s website at http:// www.anteroresources.com.

Investors may obtain additional information regarding the interests of those persons and other persons who may be deemed participants in the Transaction by reading the joint proxy statement/prospectus regarding the Transaction when it becomes available. You may obtain free copies of this document as described above.

FORWARD LOOKING STATEMENTS

The information in this transcript includes “forward-looking statements.”  Such forward-looking statements are subject to a number of risks and uncertainties, many of which are beyond AR’s control. All statements, except for statements of historical fact, made in this transcript regarding activities, events or developments AR expects, believes or anticipates will or may occur in the future, such as the expected sources of funding and timing for completion of the share repurchase program if at all, the expected consideration to be received in connection with the closing of the Transaction, the timing of the consummation of the Transaction, if at all, the extent to which AR will be shielded from tax payments associated with the Transaction, pro forma AM dividend and DCF coverage targets, estimated pro forma AM dividend CAGR and leverage metrics, AR’s expected ability to return capital to investors and targeted leverage metrics, AR’s estimated unhedged EBITDAX multiples, future plans for processing plants and fractionators, AR’s estimated production and the expected impact of Mariner East 2 on AR’s NGL pricing, management’s assessment of future plans and operations, and opportunities and anticipated future performance, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  All forward-looking statements speak only as of the date of this presentation. Although AR believes that the plans, intentions and expectations reflected in or suggested by the forward-looking statements are reasonable, there is no assurance that these plans, intentions or expectations will be achieved. Therefore, actual outcomes and results could materially differ from what is expressed, implied or forecast in such statements.

AR cautions you that these forward-looking statements are subject to all of the risks and uncertainties, most of which are difficult to predict and many of which are beyond the AR’s control, incident to the exploration for and development, production, gathering and sale of natural gas, NGLs and oil. These risks include, but are not limited to, commodity price volatility, inflation, lack of availability of drilling and production equipment and services, environmental risks, drilling and other operating risks, regulatory changes, the uncertainty inherent in estimating natural gas and oil reserves and in projecting future rates of production, cash flow and access to capital, the timing of development expenditures, and the other risks described under the heading “Item 1A. Risk Factors” in AR’s Annual Report on Form 10-K for the year ended December 31, 2017.